Exhibit 3.60

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CSE CRANE LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of CSE Crane LLC (the “Company”), is entered into by OHI Asset CSE-E, LLC a Delaware limited liability company (the “Member”), as the sole member of the Company. As used in this Agreement, “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

RECITALS:

WHEREAS, the Company was formed as a limited liability company on March 20, 2007, pursuant to the provisions of the Act.

WHEREAS, the Member acquired all of the outstanding equity interests in the Company (the “Membership Interest”) on December 22, 2009; and

WHEREAS, the Member desires to enter into this Agreement to amend and restate in its entirety the Operating Agreement of the Company dated March 20, 2007, as heretofore amended.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereto hereby agrees as follows:

1.          Certain Definitions. When used in this Agreement, the following terms shall have the meanings designated in this Section 1.  Capitalized terms not defined in this Section 1 shall have the meanings ascribed to them elsewhere in this Agreement.

(a)      “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

(b)      “Basic Documents” mean, collectively, this Agreement, the Loan Agreement and all other documents and agreements executed or entered into by the Company pursuant to or in connection with the foregoing.

(c)      “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or polices of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of ownership interests.

(d)       “Lender” means CSE Mortgage LLC, a Delaware limited liability company, as lender and/or agent, pursuant to the Loan Agreement, together with its successors and/or assigns.

(e)       “Loan Agreement” means that certain loan agreement among the Company and the other parties thereto, as borrowers, and Lender, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

(f)       “Obligations” means the indebtedness, liabilities and obligations of the Company under or in connection with the Basic Documents.

(g)      “Permitted Indebtedness” means (i) indebtedness of the Company arising solely from unsecured guarantees of Omega Healthcare Investors, Inc. or its wholly owned subsidiaries pursuant to any public or private debt offering (including without limitation any senior or subordinated note issuance, convertible debentures or similar public or private issuance) or any senior revolving credit facility, and (ii) liabilities in the ordinary course of business relating to owning, financing, selling or leasing its facilities.

(h)      “Person” means any individual, corporation, partnership, partnership, co-tenancy, joint venture, business trust, limited liability company, unincorporated organization or association, any other legal entity, whether or not a party to this Agreement.

2.          Name.  The name of the limited liability company is CSE Crane LLC.

3.          Principal Business Office.  The principal business office of the Company shall be located at 200 International Circle, Suite 3500, Hunt Valley, MD 21030.

4.          Registered Office.  The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

5.          Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

6.         Member.  The mailing address of the Member is set forth on Schedule A attached hereto.  Upon its execution of a counterpart signature page to this Agreement, OHI Asset CSE-E, LLC is hereby admitted to the Company as the sole member of the Company.

7.          Foreign Qualifications.  The Member or any Officer shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

8.          Purposes.  The sole purpose of the Company is to enter into the transactions contemplated in this Basic Documents, own, finance and or lease its facilities as skilled nursing facilities, sell its facilities, incur any Permitted Indebtedness, perform its obligations with respect to the Permitted Indebtedness, exercise its rights and remedies under the documentation evidencing the Permitted Indebtedness, perform its Obligations and exercise its rights and remedies under the Basic Documents, and to transact lawful business and exercise any power permitted to limited liability companies organized under the laws of the State of Delaware that is incident, related, necessary and appropriate to accomplish the foregoing. Subject to Section 9, the Company, by or through the Member or any Officer on behalf of the Company, may enter into, perform and from time to time amend the Basic Documents and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Member or any Officer to enter into other agreements on behalf of the Company.

9.          Powers.  This Section 9 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose entity.” Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, any Officer or any other Person, neither the Member nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member, to take any Material Action.  The Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.  So long as any Obligation is outstanding, and except as contemplated by the Basic Documents, the Member also shall cause the Company to not commingle its assets with the assets of any other Person.  So long as any Obligation is outstanding, and except as contemplated by the Basic Documents, the Member shall not cause or permit the Company to:

(a)        pledge its assets for the benefit of any other Person without the prior written consent of the Lender;

(b)        assume or guarantee any obligation of any Person, including any Affiliate, other than Permitted Indebtedness;

(c)        engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 8, the Basic Documents or this Section 9;

(d)         incur, create or assume any indebtedness, other than Permitted Indebtedness; or

(e)        amend the special purpose or separateness provisions of this Agreement.

The Company, and the Member and the Officers on behalf of the Company, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 8 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

10.       Management.  In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member.  Subject to Section 9, the Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.  Subject to Section 9, the Member has the authority to bind the Company within the meaning of Section 18-402 of the Act.

11.        Officers.

(a)        Officers.  The Member may, from time to time, designate one or more persons to be officers of the Company (each an “Officer”).  Any Officer so designated shall have such title and authority and perform such duties as the Member may, from time to time, delegate to them; provided, however, that except as otherwise delegated by the Member and subject to Section 9, the Officers shall have such authority and perform such duties as officers with similar titles of business corporations organized under the General Corporation Law of the State of Delaware.  Each Officer shall hold office for the term for which such Officer is designated and until its qualified successor shall be duly designated or until such officer’s death, resignation or removal as provided herein.  Any Officer may be removed as such, with or without cause, by the Member at any time.  Any Officer may resign at any time upon written notice to the Company.  Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time the Member receives such written resignation.  The initial Officers of the Company designated by the Member are listed on Schedule B attached hereto. The Member may from time to time by resolution authorize a person who is not an Officer to act on behalf of the Company and to execute and/or attest documents as an authorized representative of the Company, subject to Section 9, such specific authority and such specific limitations as the Member shall in its sole discretion determine and as shall be set forth in the resolution, and such person shall have such title as shall be set forth in the resolution. Subject to Section 9, the action of such person taken in accordance with the authority granted to such person in the resolution shall bind the Company, and such person shall have the same fiduciary duty of loyalty and care as the Officers.

(b)        Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9, the actions of the Officers taken in accordance with such powers shall bind the Company.

(c)        Duties of Officers.  Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.

12.        Limited Liability.  Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member of the Company.

13.        Certificates. All of the equity interests of a Member in the Company (the “Membership Interests”) shall be evidenced by a certificate showing the name of the Member and the number or percentage of Membership Interests held by that Member.  Each such certificate shall be signed by an officer of the Company, and such certificates may be signed in counterparts.  The certificates representing the Membership Interests in the Company shall constitute a “security” within the meaning of (A) Article 8 of the Uniform Commercial Code (including Section 8-102(a) thereof) as in effect from time to time in the State of Delaware and (B) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.  Each Member hereby agrees that its Membership Interest in the Company and in its Membership Interests for all purposes shall be personal property.  The Members have no interest in specific Company property.

14.        Additional Contributions.  The Member is not required to make any additional capital contribution to the Company.  However, the Member may make additional capital contributions to the Company at any time at its sole discretion.  The provisions of this Agreement, including this Section 14, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

15.        Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

16.        Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.  Notwithstanding any other provision of this Agreement, the Company shall not be required to make a distribution to the Member on account of its limited liability company interests in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

17.        Exculpation and Indemnification.

(a)        Neither the Member nor any Officer, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.

(b)        To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)        To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d)        A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)        To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)         The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

18.        Assignment.  The Member may assign in whole its Membership Interest in the Company.  If the Member transfers all of its Membership Interest in the Company pursuant to this Section 18, the transferee shall be admitted to the Company as a substitute member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, contemporaneously with the transfer, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement, and the Company shall continue without dissolution.

19.        Dissolution.

(a)        Subject to Section 9, the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:  (i) the occurrence of any event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree (x) to continue the Company and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Member in the Company.

(b)        Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)         In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)        The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(e)        Upon the cancellation of the Certificate of Formation by the filing of a certificate of cancellation or otherwise in accordance with the Act, this Agreement shall terminate.

20.        Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21.        Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

22.        Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

23.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Second Amended and Restated Limited Liability Company Agreement, effective as of the date written below.

MEMBER:

OHI Asset CSE-E, LLC, a Delaware limited liability
company

January 20, 2010	By: /s/ Daniel J. Booth
Name: Daniel J. Booth
Title: Chief Operating Officer

SCHEDULE A

Member

Name	Mailing Address	Membership Interest
OHI Asset CSE-E, LLC.	200 International Circle Suite 3500 Hunt Valley, MD 21030	100%

SCHEDULE B

OFFICERS	TITLE

C. Taylor Pickett	President and Chief Executive Officer

Daniel J. Booth	Chief Operating Officer and Secretary

Robert O. Stephenson	Chief Financial Officer and Treasurer

Michael Ritz	Vice President and Chief Accounting Officer